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                                                                    Exhibit 16.1
                                     ARTHUR
                                    ANDERSEN



      April 11, 1997

      Mr. Michael Sutton
      Office of the Chief Accountant
      United State Securities and Exchange Commission
      450 Fifth Street, N.W.
      Washington, D.C.  20549





      Dear Mr. Sutton:

      We have read the information and the Relationship with Auditor paragragh included in the attached proxy dated April 8, 1997 and Item 4 included in the attached Form 8-K dated April 11, 1997 of NeoRx Corporation filed with the United States Securities and Exchange Commission and are in agreement with the statements contained therein.

      Very truly yours,


      /s/Arthur Andersen LLP
      ----------------------

      Copies to:
      Mr. Richard L. Anderson, NeoRx Corporation